Exhibit 10.1

TRANSITION SERVICES AGREEMENT
THIS TRANSITION SERVICES AGREEMENT (the “Agreement”) is made effective as of November 30, 2018, 2018 (the “Effective Date”), by and between Gannett Co., Inc., a Delaware corporation (the “Company” and together with its affiliates within the meaning of Rule 12b-2 promulgated under Section 12 of the Securities Exchange Act of 1934, as amended, the “Company Group”), and Robert J. Dickey (“Executive”).
RECITALS
WHEREAS, Executive currently serves as the President and Chief Executive Officer of the Company pursuant to an offer letter agreement dated as of June 2, 2015 (the “Offer Letter Agreement”); and
WHEREAS, the Company and Executive (collectively, the “Parties”) each desire to enter into this Agreement to set forth the Parties’ agreement as to the transition of Executive’s position of President and Chief Executive Officer of the Company in connection with Executive’s cessation of employment with the Company and the hiring of an individual to succeed Executive as the chief executive officer of the Company (such individual, the “Successor Chief Executive Officer”).
NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the Parties agree as follows:
1.          Transition Date; Departure Date.  Executive’s employment with the Company Group shall cease effective as of May 7, 2019 or, if earlier, the date that the Successor Chief Executive Officer assumes office as such (such date, the “Transition Date”).  Notwithstanding the foregoing, nothing contained in this Agreement shall prohibit either Party from terminating the employment of Executive for any reason prior to the Transition Date (the date of termination of employment, whether on or before the Transition Date, the “Departure Date”).  Effective as of the Departure Date, Executive shall resign from all positions Executive holds as an officer or employee with respect to the Company Group and agrees to execute all further documents reasonably necessary or appropriate to further memorialize any or all such resignations.
2.          Transition Period; Consulting Period.
(a)          During the period commencing on the Effective Date and through and including the Departure Date (such period, the “Transition Period”), Executive agrees to continue in the employment of the Company as, and perform the duties of, President and Chief Executive Officer subject to and in accordance with the terms of the Offer Letter Agreement, except as otherwise provided in this Agreement, and also perform for the Company Group services related to transition matters as directed by the Company Board (the “Transition Services”).  In performing the Transition Services, Executive shall comply fully with all applicable laws and policies of the Company Group.  Executive acknowledges and agrees that, during the Transition Period, Executive shall not work on a full- or part-time basis for another person, firm or entity; provided, that Executive may manage personal and family investments, participate in industry organizations and deliver lectures at educational institutions, so long as such activities do not interfere with the performance of Executive’s responsibilities as President and Chief Executive Officer of the Company.
(b)          Solely to the extent that Executive’s employment with the Company Group ceases effective as of the Transition Date, then, effective as of the day immediately following the

Departure Date and through October 7, 2019 (such period, the “Consulting Period”), Executive shall be an independent contractor to the Company Group and, in such capacity, shall provide advisory services to the Successor Chief Executive Officer related to transition matters and such other services as reasonably requested by the Successor Chief Executive Officer and/or Company Board from time to time, subject to mutual agreement concerning time and place (the “Consulting Services”); provided, that, for the avoidance of doubt, it is understood that performing the Consulting Services may require the Executive to travel to the Company’s headquarters in McLean, Virginia or elsewhere up to four days per month as reasonably requested by the Successor Chief Executive Officer. During the Consulting Period, no member of the Company Group shall have the authority to, nor shall it, supervise, direct or control the manner, means, details or methods utilized by Executive to perform the Consulting Services.
(c)          The Parties acknowledge and agree that, effective as of the Departure Date, Executive shall have experienced a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).  The Parties reasonably expect that the performance of the Consulting Services shall not require Executive to provide more than twenty percent (20%) of the average level of services rendered by Executive to the Company Group during the thirty-six (36) months immediately preceding the Departure Date.
3.          Compensation.
(a)          As consideration for the Transition Services and the portion, if any, of the Consulting Services rendered prior to May 7, 2019, from the period commencing on January 1, 2019 and through the Departure Date or, if later, provided Executive's employment is not terminated for Cause (as defined in Section 4) or if Executive does not voluntarily resign earlier, May 7, 2019, the Company shall provide Executive with monthly compensation in an amount equal to $435,000, which shall be paid in accordance with the payroll practices of the Company as in effect from time to time.
(b)          As consideration for Consulting Services rendered following May 7, 2019 and through October 7, 2019, the Company shall provide Executive with a monthly consulting fee of $75,000 (the “Consulting Fee”).  The Consulting Fee shall be paid to Executive as soon as reasonably practicable, and in any event within fifteen (15) days, following the final business day of the month for which the Consulting Services were performed.  The Company Group shall not withhold any taxes from the Consulting Fee.  Executive acknowledges and agrees that Executive shall be solely responsible for the payment of all taxes with respect to the payment of the Consulting Fee.
(c)          The Company Group shall reimburse Executive for Executive’s reasonable out-of-pocket expenses incurred in connection with the Consulting Services in accordance with the Company Group’s existing expense reimbursement procedures.
(d)          Executive acknowledges and agrees that (i) following January 1, 2019, the compensation provided in Section 3(a) hereof shall be in lieu of Executive's annual base salary under the Offer Letter Agreement and (ii) following the Effective Date, Executive shall not be eligible to receive any further awards under any short- or long-term cash, equity- or equity-based incentive programs sponsored or maintained by the Company Group; provided, that, for the avoidance of doubt, Executive shall remain eligible to receive Executive's annual cash incentive award in respect of fiscal year 2018 in accordance with the terms of such annual cash incentive award.
(e)          Notwithstanding any provision of this Agreement to the contrary, any employee benefits or other compensation to which Executive is entitled as of and/or by reason of the Departure Date under the employee benefit plans of the Company Group, including the Offer Letter Agreement and the Executive Severance Plan, as amended effective as of July 20, 2017 (the “Severance Plan”), shall be treated in accordance with the terms of such plans; provided, that, for the avoidance of doubt, Executive shall not be eligible to receive a severance benefit under the Severance Plan to the extent that Executive’s employment with the Company Group ceases as of the Transition Date.
4.          Retention Award.  Executive shall receive an amount in cash equal to $1,000,000, subject to Executive’s continued employment through the Transition Date or, if earlier, upon a termination of employment by the Company without Cause (the “Retention Award” and such date, the “Vesting Date”). To the extent earned, and subject to the execution and nonrevocation of the general release of claims attached hereto as Exhibit A not earlier than the Departure Date, the Retention Award shall become payable to Executive on the first regularly scheduled payroll date that occurs immediately following the sixty-first (61st) day following the Vesting Date but, in any event, no later than March 15 of the year following the year in which the Vesting Date occurs.
For purposes of this Agreement:
“Cause” shall mean the termination of Executive’s employment following the occurrence of any of the following events, each of which shall constitute a “Cause” for such termination: (i) embezzlement, fraud, misappropriation of funds, breach of fiduciary duty or other act of material dishonesty committed by Executive or at Executive’s direction; (ii) failure by Executive to perform adequately the duties of Executive’s position, as a result of neglect or refusal, that Executive does not remedy within thirty (30) days after receipt of written notice from the Company; (iii) violation of the Company’s employment policies by Executive; (iv) conviction of, or plea of guilty or nolo contendere by Executive to a felony or any crime involving moral turpitude; or (v) found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission (“SEC”) to have violated any Federal or State securities law.
5.          Restrictive Covenants; Confidentiality.
(a)          During the Transition Period and thereafter, Executive shall not, directly or indirectly, disclose or make available confidential information of the Company Group, except as required in the performance of Executive’s authorized duties to the Company Group.  Confidential information includes information that is marked confidential or otherwise identified or treated as confidential or proprietary, or that would appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.
(b)          During the Transition Period and for twelve (12) months thereafter (the “Restricted Period”), Executive shall not, directly or indirectly, engage, or prepare to engage, in the business of media and marketing solutions in the United States.  Nothing in this Section 5(b) shall prohibit Executive from (i) performing his authorized duties to the Company Group, (ii) having a passive investment in less than five percent (5%) of the publicly traded securities of any corporation, or (iii) directly or indirectly participating in the business of a local media organization in Deschutes County, Oregon that produces a weekly publication and conducts local events and related projects.
(c)          During the Restricted Period, Executive shall not, directly or indirectly, solicit, or attempt to solicit, any employee or current customer of the Company Group, except as required in the performance of Executive’s authorized duties to the Company Group.
(d)          Pursuant to 18 U.S.C. § 1833(b), Executive hereby acknowledges that Executive shall not have criminal or civil liability under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.  Executive understands that if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, he or she may disclose the trade secret to Executive’s attorney and use the trade secret information in the court proceeding if Executive (x) files any document containing the trade secret under seal, and (y) does not disclose the trade secret, except pursuant to court order.  Nothing in this Agreement or any other agreement by and between a member of the Company Group and Executive is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets expressly allowed by such section.  Further, nothing in this Agreement or any other agreement by and between a member of the Company Group and Executive shall prohibit or restrict Executive from (x) voluntarily communicating with any government agency, including the SEC, or any self-regulatory organization regarding possible violations of law, in each case without advance notice to the Company, (y) recovering a SEC whistleblower award as provided under Section 21F of the Securities Exchange Act of 1934, or (z) disclosing any confidential information to a court or other administrative or legislative body in response to a subpoena, provided that Executive first provides the Company Group with the opportunity to seek, and join in its efforts at the sole expense of the Company Group to obtain, a protective order limiting its disclosure.
6.          Miscellaneous.
(a)          Governing Law.  The validity, interpretation, construction, performance and enforcement of this Agreement shall be governed by the laws of the Commonwealth of Virginia, without application of any conflict of laws principles that would result in the application of the laws of any other jurisdiction.
(b)          Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.
(c)          Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and permitted assigns and the Company shall require any successor or assign to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place. The Company may not assign or delegate any rights or obligations hereunder except to a successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company.  Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by Executive, Executive’s beneficiaries or legal representatives, except by will or by the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by Executive’s legal personal representatives.
(d)          Notice. For the purposes of this Agreement, notices and all other communications shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by one Party to another Party or, if none, in the case of the Company, to the Company’s headquarters directed to the attention of the Company’s General Counsel and, in the case of the Executive, to the most recent address shown in the personnel records of the Company or another member of the Company Group.  All notices and communications shall be deemed to have been received on the date of delivery thereof.
(e)          Entire Agreement; Certain Acknowledgements.  This Agreement contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between or among any member of the Company Group and Executive with respect to the subject matter hereof; provided, that, except as otherwise provided in this Agreement, the Offer Letter Agreement and the Severance Plan shall continue in accordance with their terms following the Effective Date.  Executive acknowledges that Executive has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on Executive’s own judgment.  Executive acknowledges that Executive has had the opportunity to consult with legal counsel of Executive’s choice in connection with the drafting, negotiation and execution of this Agreement.
(f)          Headings. The headings and captions in this Agreement are provided for reference and convenience only, shall not be considered part of this Agreement, and shall not be employed in the construction of this Agreement.
(g)          Construction. This Agreement shall be deemed drafted equally by both the Parties, and any presumption or principle that the language is to be construed against either Party shall not apply.
(h)          Counterparts.  This Agreement may be executed in several counterparts, each of which is an original and all of which shall constitute one instrument. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.
(i)          Withholding.  The Company shall be entitled to withhold (or to cause the withholding of) the amount, if any, of all taxes of any applicable jurisdiction required to be withheld by an employer with respect to any amount paid to Executive hereunder. The Company, in its sole and absolute discretion, shall make all determinations as to whether it is obligated to withhold any taxes hereunder and the amount thereof.
(j)          Section 409A.  The Parties intend for the payments and benefits under this Agreement to be exempt from Section 409A or, if not so exempt, to be paid or provided in a manner which complies with the requirements of such section, and intend that this Agreement shall be construed and administered in accordance with such intention.  If any payments or benefits due to the Executive hereunder would cause the application of an accelerated or additional tax under Section 409A, such payments or benefits shall be restructured in a manner which does not cause such an accelerated or additional tax.  For purposes of the limitations on nonqualified deferred compensation under Section 409A, each payment of compensation under this Agreement shall be treated as a separate payment of compensation.  Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following the Executive’s separation from service shall instead be paid on the first business day after the date that is six months following the Executive’s termination date (or death, if earlier).

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date and year first above written.

GANNETT CO, INC.

By:	/s/ John Jeffry Louis
	Name:	John Jeffry Louis
	Title:	Chairman of the Board

EXECUTIVE

/s/ Robert J. Dickey
ROBERT J. DICKEY

[Transition Services Agreement]

EXHIBIT A
RELEASE OF CLAIMS
This Release of Claims (the “Release of Claims”) by Robert J. Dickey (“Executive”) is attached to the Transition Services Agreement, by and among Gannett Co., Inc., a Delaware corporation (the “Company”), and Executive, dated as of November 30, 2018 (the “Transition Services Agreement”).  Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Transition Services Agreement.
1.	Release.
(a)          Executive, on behalf of Executive and Executive’s heirs, executors, administrators, successors and assigns, hereby irrevocably and unconditionally releases the Releasees (as defined in Section 1(c) below) from any and all claims, charges, liabilities, causes of action, rights, complaints, sums of money, suits, debts, covenants, contracts, agreements, promises, benefits, obligations, damages, demands or liabilities of every nature, kind and description, in law, equity or otherwise, whether known or unknown, suspected or unsuspected (collectively, “Claims”) which Executive or Executive’s heirs, executors, administrators, successors or assigns ever had, now has or may hereafter claim to have by reason of any matter, cause or thing whatsoever: (i) arising from the beginning of time through the date upon which Executive signs this Release including, but not limited to (A) any such Claims relating in any way to Executive’s employment with the Company or any of the other Releasees, and (B) any such Claims arising under any federal, state, local or foreign statute or regulation or common law, including, without limitation, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act (ADEA), the Older Workers Benefit Protection Act, the Americans with Disabilities Act of 1990, the Executive Retirement Income Security Act of 1974, the Civil Rights Act of 1991, the Equal Pay Act, the Immigration and Reform Control Act, the Uniformed Services Employment and Re-Employment Act, the Rehabilitation Act of 1973 and Executive Order 11246, and any other federal, state, local or foreign law (statutory, regulatory, common law, or otherwise) that may be legally waived and released; (ii) arising out of or relating to the termination of Executive’s employment with the Company or any of the other Releasees; or (iii) arising under or relating to any policy, agreement, plan, understanding or promise, written or oral, formal or informal, between the Company or any of the other Releasees and Executive.  It is further understood and agreed that, notwithstanding any statute or common law principle, and for the purpose of implementing a full and complete release and discharge of all claims, Executive expressly acknowledges that this release is intended to include in its effect, without limitation, all Claims which Executive does not know or suspect to exist in Executive’s favor at the time of execution hereof, and that the release agreed upon herein contemplates the full extinguishment of Executive’s Claims.
(b)          Notwithstanding the foregoing, the Company and Executive recognize that nothing contained in this Section 1 shall in any way release or discharge:  (i) Executive’s right to bring any Claim that cannot be waived under applicable law; (ii) Executive’s right to enforce, or bring any Claim for breach of, the Transition Services Agreement; (iii) Executive’s right to any vested benefits to which Executive may be entitled under any retirement or pension plan of the Company or its subsidiaries, as applicable; or (iv) Executive’s right to bring any Claim for indemnification under any applicable directors and officers liability insurance policy or applicable state or federal law, as applicable (the “Excluded Claims”).  Executive acknowledges and agrees that, except with respect to the Excluded Claims, the Releasees have fully satisfied any and all obligations whatsoever owed to Executive arising

Ex. A – 1

out of his or her employment with the Company or any other Releasee, and that no further payments or benefits are owed to Executive by the Company or any other Releasee.
(c)          For purposes of this Release, “Releasees” shall mean (i) the Company and all other members of the Company Group, and all of their respective predecessors, successors and assigns, and (ii) all past and present owners, investors, shareholders, trustees, directors, officers, partners, members, employees, agents, attorneys and representatives of each of the entities referenced in this Section 1(c) and each of their respective predecessors, successors, estates, heirs and assigns.
2.	Consideration and Revocation.
(a)          Executive acknowledges that the Releasees have advised Executive to consult with an attorney of Executive’s own choosing prior to executing this Release of Claims.  Executive represents that Executive has had the opportunity to review this Release of Claims with an attorney of Executive’s choosing.  Executive also agrees and acknowledges that Executive is receiving benefits and payments to which Executive would not otherwise be entitled unless Executive signs this Release of Claims, that Executive has voluntarily consented to this Release of Claims and that Executive has entered into this Release of Claims freely, knowingly and voluntarily.
(b)          Executive has forty-five (45) calendar days to consider the terms of this Release of Claims.  However, Executive may sign and return this Release of Claims before the expiration of the forty-five (45) calendar day period.  Executive agrees that changes to this Release of Claims, whether material or immaterial, will not restart the running of the forty-five (45) calendar day period.  Once signed, Executive will have seven (7) additional calendar days from the date that Executive signs this Release of Claims to revoke Executive’s consent.  Such revocation must be in writing and must be addressed and sent via [________] as follows: [______].  This Release of Claims will not become effective until the eighth (8th) calendar day after the date on which Executive executes it.  If Executive revokes Executive’s consent within such seven (7) calendar day period, this Release of Claims shall be of no force or effect and Executive shall have no right to any the payments or benefits as set forth in Section 3 of the Transition Services Agreement.
3.          No Admission.  This Release of Claims does not constitute an admission of liability or wrongdoing by Executive or the Releasees.
4.          No Waiver.  A failure of any of the Releasees to insist on strict compliance with any provision of this Release of Claims shall not be deemed a waiver of such provision or any other provision hereof.  If any provision of this Release of Claims is determined to be so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable, and in the event that any provision is determined to be entirely unenforceable, such provision shall be deemed severable, such that all other provisions of this Release of Claims shall remain valid and binding.
5.          Entire Agreement.  This Release of Claims contains the entire agreement between the Company and Executive relating to the matters contained herein and amends, supersedes and restates all prior agreements and understandings, oral or written, between the Company and Executive with respect to the subject matter hereof.
6.          Governing Law.  The validity, interpretation, construction, performance and enforcement of this Release of Claims shall be governed by the laws of the Commonwealth of Virginia, without application of any conflict of laws principles that would result in the application of the laws of any other jurisdiction.
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Ex. A – 2

PLEASE READ THIS AGREEMENT CAREFULLY. IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.
ACKNOWLEDGED AND AGREED:

Robert J. Dickey	Date

Ex. A – 3